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Rochester Telephone Corporation
Local Area Network Banner display December 9-16, 1994

Attention employee shareowners:  VOTE FOR FRONTIER!

     Be sure to complete and return the proxy card you received in the mail. This is your opportunity to contribute to our Company's name change to "Frontier Corporation" and the other proposals which we believe will assist our Company in achieving its Strategic Vision. Frontier represents more than just a new name for our Company. It's an entire image -- a new image which our progressive, leading-edge Company deserves.

     The Board of Directors and management of Rochester Tel believe that the name "Frontier Corporation" is in the best interests of our shareowners, employees and customers. They recommend that everyone support this name change and the other proposals, especially if you are able to support it with your vote. Send in your proxy card with a positive vote as soon as possible. Let's head for the next Frontier!

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Rochester Tel (logo)
December 9, 1994
FYI Issue #269

FYI - For Your Information

VOTE YES

A proxy statement has been mailed to all Rochester Tel shareowners to vote on the future direction of our Company. Five proposals will be voted on by shareowners at a special meeting on December 19. The first four proposals hinge upon one another, and their passage will initiate the Company's Open Market Plan, including the formation of a holding company. The final proposal is independent of the others and will change the Company's name to "Frontier Corporation."

We believe that the freedom and flexibility which would result from these proposals will assist our Company in achieving its Strategic Vision and competing in the marketplace. And the name Frontier reflects that vision. But, Frontier is more than a name. It represents an entire image -- the new image which our progressive, leading-edge Company deserves.

Each and every vote of acceptance is extremely important as the restructuring of our Company will provide virtually unprecedented freedom of choice to our customers regarding their communication needs.

The Board of Directors and management of Rochester Tel believe that these proposals are in the best interest of shareowners, employees, and customers. They recommend that everyone support these changes, especially if you are able to support them with your vote. Shareowners should send in their proxy cards with a positive vote as soon as possible.

Let's head for the next Frontier!

Any questions concerning this proxy statement may be directed to Josephine Trubek (716-777-6713) or Barbara LaVerdi
(716-777-7979).

END
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BREAKING NEW GROUND -- FRONTIER FIELD

PHOTO: Ground Breaking Ceremony - from left to right: Dale Gregory, President Rochester Tel Telecommunications Group; Doug Gates, Citizen's Advisory Committee; Elliot Curwin, President Rochester Community Baseball; Mike Nozzolio, State Senator; Dave Rusin, President Frontier Communications; Bob King, Monroe County Executive; Bill Johnson, Rochester Mayor; David Gantt, Assemblyman; Joseph Robach, Assemblyman; Lois Giess, President City Council; Joseph Morelle, Assemblyman; and Arnold Eckert, Legislature.

In what has been referred to as one of the largest events in Rochester history, 500 people turned out for the ground-breaking of Frontier Field. On November 16, company, government and Rochester Community Baseball officials gathered before hundreds of press and community members to announce that Rochester's new downtown stadium will be called Frontier Field.

Frontier Communications of Rochester, Inc. (R-Com) purchased the naming rights to this 10,000 seat stadium for the next 21 years. Dave Rusin, president of Frontier Communications is quoted as saying, "This is an excellent opportunity for us from a marketing point of view and this is an excellent opportunity for the community from an investment point of view."

That evening, a public reception was held to celebrate the announcement and to showcase renderings of the stadium. "This was an opportunity for Frontier Communications employees to meet the public," said Diana Tomai, marketing manager for Frontier Communications. The company was very successful at reaching out to the community, as all three major local television stations broadcast their evening news story directly from the event.

"Frontier Communications is off to a running start," said Tomai.
"With the amount of press coverage from the stadium announcement, Frontier is fast becoming a household name. This name recognition will make our sales job a lot easier."

Frontier Field will be the home of Rochester's Triple A baseball team, the Rochester Red Wings. The stadium will be built in the High Falls district, an area of the city slated for renovation. It is expected that the Red Wings will play their season opener at Frontier Field in April 1996.

END
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PRESIDENTIAL ADVISOR AMONG PROPONENTS OF AN OPEN MARKET

PHOTO: Presidential Advisor Larry Irving (standing) leads a panel discussion on competition (l to r): Lisa Rosenblum, Commissioner of the New York State Public Service Commission; Tom Staebell, Director, Time Warner Communications; Jerry Carr, president of Telephone Operations at Rochester Tel; Gerald Norlander, Deputy Director of the Public Utility Law Project of New York.

The late Senator Dirkson once said that there is no force so powerful as an idea whose time has come. "I believe that competition in the telecommunications industry is clearly an idea whose time has come," said Larry Irving, Assistant Secretary for Communications and Information and the Administrator of the National Telecommunications and Information Administration. Irving was the featured speaker on November 2, at a forum hosted by Rochester Tel.

A panel of interested parties in the telecommunications industry met to discuss "Views on a Competitive Communications Marketplace." Along with Irving, panelists included Lisa Rosenblum, Commissioner of the New York State Public Service Commission; Gerald Norlander, Deputy Director of the Public Utility Law Project of New York; Tom Staebell, Director, Time Warner Communications; and Jerry Carr, President of Telephone Operations at Rochester Tel.

"The U.S. confronts a choice - move the telecommunications information industry toward competition or monopoly. For this Administration, the choice is an easy one," said Irving. "We wish to reduce costs for consumers, increase the diversity of products and services, and spur innovation. Clearly, we'll choose the path towards competition."

Referring to the Open Market Plan, Rosenblum said, "This plan is a framework that will serve as a model for other companies wishing to move forward into a more competitive environment. It's certainly a nationally recognized plan, and we at the Commission are very proud of what happened in Rochester. Frankly, it's due in large part to the credibility of the Rochester company and its willingness to work with other parties in the state."

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PRESIDENTIAL ADVISOR AMONG PROPONENTS OF AN OPEN MARKET (cont'd)

For Norlander, whose group represents the interests of low-income consumers, competition is a means to an end, not the end in itself. He believes that his constituency will reap the rewards of opening up the local market. "Competition will help keep prices down and most likely will lower them even further. It will spur the introduction of new services. It's time to let the market decide what it wants," he said.

Time Warner's Staebell agrees that consumers will certainly benefit from competition. "I think that 5 to 7 years down the road you will see a robust competitive mood in the telecommunications industry. Both Time Warner and Rochester Tel will have a sizeable share of the market," he said. "And as service providers meet head-to-head in the marketplace, customers will be well-served as each company packages their products and services to best meet consumer needs."

Rochester Telephone's Jerry Carr noted several reasons why the company has embraced a competitive environment. "Competition for the local loop is already here, and we have a chance right now to design the game and how it is played," he said. "Competition generates demand, allows for partnerships between companies to develop, and gives customers more choices and more information. That will result in a larger market for all of us."

"Competition will provide employees with a broader basis of comparison - we will find out how good we are or how far we have to go compared to our competitors," Carr continued. "By sharing our networks, central offices, switches and even our people, owners will maximize past investments. And finally, competition is fun, it energizes people."

"Rochester, New York, is indeed the new frontier in communications," Irving stated. "What happens here will be a model for the nation, and it's one in which we in the federal government are intensely interested."

Irving sees the benefits of competition extending far beyond basic telephone service. "We're looking toward the day when competition makes things like interactive learning, on-line communications, and interconnectivity between places like hospitals and doctors offices the norm rather than the exception," said Irving. "Lower prices and more choices - that's what competition is all about."

END
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PROCURING STRATEGIC ALLIANCES
- -----------------------------------------------------
Forum provides valuable insight into what it's like to do business with Rochester Tel

PHOTO: Corporate Vice President Janet Sansone stresses the importance of premier partnerships to vendors and suppliers.

Last month, Rochester Tel invited its top 25 financial, equipment and service providers to our first ever Strategic Alliance Forum, an innovative environment for communicating with key suppliers, which was created to bring them on board as partners in the corporate vision for premier procurement.

More than 60 enthusiastic supplier/vendor representatives attended, all eager for the opportunity to participate in an open exchange of information and learn where the corporation is headed when the market open for competition on January 1, 1995.

CEO Ron Bittner spoke at the forum, emphasizing the important corporate objective of strengthening partnerships with suppliers and vendors in view of the major expansion and growth anticipated by the end of the decade. He introduced forum attendees to Frontier Communications of Rochester (R-Com) and presented an overview of the opportunities and challenges in a competitive market environment.

Senior management outlined the corporation's financial outlook, underscoring a strategy shift in procurement practices toward utilization of Total Acquisition Cost as the yardstick for evaluating the efficiency of partner alliances.

"The main purpose of the forum was to give suppliers and vendors our perspective of world class procurement and let them know how they can assist us in achieving it," said Cathy Deagman, corporate procurement manager. "One of the most productive parts of the event were break-out sessions which gave representatives the opportunity to tell us what it's like to do business with Rochester Tel. Mixed-industry focus groups provided us with the feedback we need to be a better partner ourselves."

The forum laid the foundation for follow-up meetings with individual suppliers and vendors to map out strategies for premier procurement partnerships. Starting this month, corporate procurement representatives and key stakeholders within the corporation will participate in meetings to help shape premier alliances.
END

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1+7=7?

Increased demand for telephone numbers nationwide is causing a change in dialing procedures in Rochester. Beginning December 5, and for about two weeks, central offices in Rochester are being converted so that toll calls within Rochester's 716 area code can no longer be dialed using the prefix "1" - calls will be dialed using 7 digits only. This loss of te "toll indicator" was mandated by the Public Service Commission as a response to the changes to the North American Numbering Plan. As a result, some numbers that are now used as exchange codes will also be available as area codes beginning January 1, 1995.

"Undoubtedly there will be some customer confusion, particularly with all the other changes in telephone service in Rochester, but we've tried to let customers know through a combination of radio, newspaper, letters, bill messages and outreach activities," ommented Mark Harris, senior analyst in regulatory planning. "The key is for customers to know their local toll free calling area. There will still be a charge for calls outside that area, even though dialing the (1) is not necessary."

END


NEWS BRIEFS

New Ticker Symbol

An application has been filed with the New York Stock Exchange to change the ticker symbol of the company stock, coincident with the corporate name change, to FRO. Pending shareowner approval of the Frontier name, this change will become effective January 1, 1995. This change does not affect existing stock certificates that employees or retirees may have in their possession.
- -------------------

Coming Soon ... Frontier LogoWear

An illustrated preview catalog of Frontier clothing items has been mailed to
employees' work locations. The company is making a limited
selection of items available
for personal purchase. The preview catalog will include
    Polo shirts          Mugs
    T-shirts                   Sweatshirts
    Hats       ... all with the Frontier logomark.
These items make great gifts as well!

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NEWS BRIEFS (cont'd.)

Watch for Employee Recognition Day

January 27th, 1995 has been designated "Employee Recognition Day" across the entire corporation Keep watching for more details. Living the Vision nominees should be on the lookout for their invitation to the Recognition Banquet being held in Rochester on January 27th.
- -----------------------

Corporate Call Guide

As one of its major accomplishments, the Secretarial Forum has collectively developed the company's first "Call Guide". The Call
Guide alphabetically lists all of the company's products and services and includes a contact, phone number, and brief description for each product/service.

Presently in circulation, the Call Guide has received an overwhelmingly positive response due to the convenience of this booklet. If you are in need of a copy, one may be obtained from the Administrative Assistant in your work group. The Software 2000 Data Administration Group is currently in the process of adding the Call Guide to the RTC LAN Directory.

Any additions or updates to the Call Guide should be directed to:
Aimee Eliason (8227), Kay Mack (7702), or Eileen Verdino (7075).
- ---------------------------

Payroll News

If in 1994 you: either received a "Vision in Action" Award or had Group Term Life Insurance Coverage in excess of $50,000, the value of these items is taxable income to you and FICA and Medicare taxes must be withheld on this value. Therefore, in your next paycheck, this taxable income will be added to your records and FICA & Medicare tax on the value of these items will be withheld from your regular paycheck. If you have any questions, contact your Payroll Office.
- ----------------------------

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NEWS BRIEFS (cont'd.)

Employees On the Move

Name               Title                    Business Unit
John Affronti      Customer Service Rep     Cellular
Mary Beth Allen    Account Executive        Rotelcom
Patricia Allen     Project Leader           DSI
Todd Allen         Account Executive        Long Distance
John Armstrong     Direct Marketing Rep     Long Distance
Christine Burke    Senior Analyst           Corporate
Paul Ceppi         Retail Sales Associate   Cellular
Calista Close      Customer Service Rep     Long Distance
Janet Curtis       Business Partner Mgr     Long Distance
Michael Dalton     Sales Manager            Rotelcom
Kristen DiGiacomo  Customer Care Rep        Long Distance
Dean Ewing         Customer Service Rep     Long Distance
Daniel Farberman   Labor Relations Manager  Corporate
Anthony Famighetti Customer Base Rep        Long Distance
Robert Famiglietti Business Partners Mgr    Long Distance
Maria Ferraro      Administrative Assistant Long Distance
Geoffrey Fiske     Customer Care Rep        Cellular
Judith Frey        Project Leader           DSI
Elizabeth Gallagher Bus Applications Spec   DSI
Gloria Gates       Customer Service Rep     Long Distance
Scott Hathaway     Customer Service Rep     Cellular
William Heiler     Marketing/Product Coor   Cellular
Richard Hill       Cell Site Implement Mgr  Long Distance
Jamie Hodges       Sr Cash Mgmt Analyst     Corporate
Frederick Hollembaek Computer Operations Mgr DSI
Mark Hussey        Account Executive        Long Distance
Maria Ingala       Retail Sales Associate   Cellular
Christine Jacobs   Customer Service Rep     Long Distance
Mary Jennings      Switch Database Admin    Cellular
Brenda Johnson     C.I.S. Assistant         Midwest
Beverly Jones      Customer Service Rep     Long Distance
Robin Jones        Administrative Assistant Cellular
Claudia Karlen     Technician               Rotelcom
Latacha Kauffman   Customer Service Rep     Cellular
Steve Kellogg      Computer Operator        DSI
Phillip Kelly      Purchasing Manager       DSI
Richard Kunz       Customer Care Rep        Long Distance
Michele LaDuca     Customer Support Rep     Long Distance
Jeffrey Larson     Product Manager          Long Distance
Lawrence Letteney  Bus Market Develop Mgr   Long Distance
Lisa Stone-Lounder Accounts Payable Clerk   DSI
Allan Lowles       Customer Care Rep        Long Distance
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NEWS BRIEFS (cont'd.)

Employees On the Move (cont'd.)

Name               Title                    Business Unit
Patrick Lynch      Technical Trainer        Corporate
James Marotta      Account Executive        Long Distance
Francis McDonnell  Account Executive        Long Distance
April Moss         Customer Care Rep        Long Distance
Mark Murphy        Account Executive        Long Distance
Susan Murray       Customer Care Rep        Long Distance
Cynthia Myers      Payroll Clerk            DSI
Frank Myers        Account Executive        Long Distance
Elaine Neth        Write Off Clerk          Cellular
Regina Keane Palmer Sales Training Mgr      Long Distance
James Parks        Business Partner Mgr     Long Distance
Jennifer L Perrott Retail Sales Associate   Cellular
Deanna Post        Customer Service Rep     Cellular
Charles Provenzano Direct Marketing Rep     Long Distance
Timothy Reid       LAN Supervisor           DSI
Douglas Renz       Customer Support Rep     DSI
Clark Rogers       Computer Operations      DSI
Debra Rosenberg    Customer Data Coord      Cellular
Robert Salisbury   Sr Applications Specialist DSI
Kristina Sammarco  Retail Sales Rep         Cellular
Michelle Sardina   Direct Marketing Rep     Long Distance
Jeremy Seligman    Application Devel Director DSI
Pat Smith          Account Executive        Midwest
Carols Thompson    Account Executive        Long Distance
Melissa Trace      Business Partners Mgr    Long Distance
Karen Trimm        Customer Service Rep     Cellular
Louise G. Tunnell  Director, Customer Serv. Cellular
Mercedes Vazquez   Customer Care Rep        Long Distance
Benjamin Vos       Int Network Develop Mgr  Long Distance
Scott Walker       Customer Account Rep     Midwest
Diana Watson       Administrative Assistant Long Distance
Robert Wicklund    Microsystem Assistant    DSI
Mary Williams      Service Representative   Midwest
Judith Woodward    Administrative Assistant Long Distance
Nicole Wright      Administrative Assistant DSI
Shirley Zajia      Administrative Assistant Long Distance